Exhibit 12

700 12th Street, NW Washington, DC 20005

June 25, 2021

Board of Directors

Crush Capital Inc.

To the Board of Directors:

We are acting as counsel to Crush Capital Inc. (the “Company”) with respect to the preparation and filing of an offering statement on Form 1-A. The offering statement covers the contemplated sale of up to 17,480,000 units (the “Units”), each Unit consisting of one share of Non-Voting Common Stock, par value $0.00001 (the “Non-Voting Common Stock”) and one warrant to purchase one-half of one share of Non-Voting Common Stock (each a “Warrant”), as well as up to an aggregate of 8,740,000 shares of Non-Voting Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”). The total number of Units offered are comprised of 13,985,550 Units which include 13,985,550 shares of Non-Voting Common Stock newly issued by the Company (“Company Shares”) and 13,985,550 warrants being issued by the Company, and 3,493,450 Units which include 3,493,450 shares of Non-Voting Common Stock (the “Selling Stockholder Shares”) being sold by Mr. Darren Marble and Mr. Todd Goldberg (together, the “Selling Stockholders”) and 3,493,450 warrants being issued by the Company.

In connection with the opinion contained herein, we have examined the offering statement, the amended and restated certificate of incorporation, the bylaws, the minutes of meetings of the Company’s board of directors, the form of warrant agreement proposed to be entered into by the Company, the notice of conversion signed by each Selling Stockholder (together, the “Conversion Notices”) providing for the conversion of shares of Voting Common Stock into the shares of Non-Voting Common Stock being offered by such Selling Stockholder, the irrevocable power of attorney signed by each Selling Stockholder, as well as all other documents necessary to render an opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies, the absence of any undisclosed termination, modification, waiver or amendment to any document reviewed by us and the due authorization, execution and delivery of all such documents where due authorization, execution and delivery are prerequisites to the effectiveness thereof.

We are opining herein as to the effect on the subject transactions only of the laws of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, including federal law.

Based upon the foregoing, we are of the opinion that:

1.	The Company Shares are duly authorized and will be, when issued in the manner described in the offering statement, legally and validly issued, fully paid and non-assessable.

2.	The Selling Shareholder Shares, when issued in the manner described in the Conversion Notices, will be validly issued, fully paid and nonassessable.

3.	The Warrants being sold pursuant to the offering statement are duly authorized and will be, when issued in the manner described in the offering statement, legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

4.	The Warrant Shares have been authorized and reserved for issuance and such Warrant Shares, when issued and delivered by the Company in accordance with the terms and conditions of the warrant agreement against payment of the exercise price therefor, will be legally and validly issued, fully paid and non-assessable.

5.	The Units being sold pursuant to the offering statement are duly authorized.

 Our opinion that any document is legal, valid and binding is qualified as to:

(a)	limitations imposed by bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium or other laws relating to or affecting the rights of creditors generally;

(b)	rights to indemnification and contribution which may be limited by applicable law or equitable principles; and

(c)	general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance, injunctive relief or other equitable remedies, and limitation of rights of acceleration, regardless of whether such enforceability is considered in a proceeding in equity or at law.

No opinion is being rendered hereby with respect to the truth and accuracy, or completeness of the offering statement or any portion thereof.

We further consent to the use of this opinion as an exhibit to the offering statement.

Yours truly,

/s/ CrowdCheck Law LLP

CrowdCheck Law LLP